                                                                    EXHIBIT 99.2

                        CONSENT OF HAMBRECHT & QUIST LLC


      We hereby consent to the inclusion of our opinion letter dated October 3, 1999 to the Board of Directors of Preview Travel, Inc. as Appendix C-1 to the Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 of Travelocity.com Inc., relating to the proposed business combination involving Travelocity.com Inc. and Preview Travel, Inc. and to the references to such opinion in the Proxy Statement/Prospectus under the captions "Summary -- Opinion of Financial Advisor," "The Merger -- Background," and "-- Recommendation of Preview Travel Board of Directors; Preview Travel's Reasons for the Merger," and "-- Opinion of Hambrecht & Quist." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued by the Securities and Exchange Commission thereunder (collectively, the "Securities Act"), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "expert" as used in the Securities Act.

                                                  Hambrecht & Quist LLC


                                                  By: /s/ Paul Cleveland
                                                      ---------------------

                                                      Name:  Paul Cleveland
                                                      Title: Managing Director

January 31, 2000